Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact: Jim Gray—662-680-1217
April 19, 2005	Stuart Johnson—662-680-1472

SHAREHOLDERS RATIFY RENASANT CORPORATION NAME CHANGE

McGraw Chosen Board Chairman

TUPELO, Mississippi — Shareholders of The Peoples Holding Company have voted to rename their multi-state bank holding company Renasant Corporation.

The announcement came Tuesday at the company’s annual shareholders meeting and followed an earlier decision to unify bank operations under the Renasant banner as the company expanded in Mississippi and entered Tennessee and Alabama.

In addition, Renasant Corporation directors have elected company President and Chief Executive Officer E. Robinson McGraw to the additional post of chairman of the board of the $2.2 billion bank holding company.

McGraw, who will retain his other responsibilities, was elected board chairman during a directors meeting Tuesday. His elevation followed the retirement of Tupelo businessman Robert C. Leake, who stepped down from the board after 32 years as a director and 16 years as chairman.

The Renasant Corporation board also elected director J. Larry Young of Pontotoc, Mississippi, as board vice chairman, presiding director and chairman of the board’s executive committee. Young, a pharmacist, has served on the board of the since 1982.

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Renasant Corporation

April 19, 2005

Page Two

McGraw was elected president and chief executive officer of The Peoples Holding Company and The Peoples Bank & Trust Company (the predecessors of the recently renamed Renasant Corporation and Renasant Bank) in November 2000 after serving as executive vice president and in-house legal counsel for the bank since 1998.

During his tenure, the company has been transformed from a community banking company based and focused in the Tupelo and Lee County, Mississippi market to a multi-state bank holding company. This past year, the company completed the acquisition of Renasant Bancshares, Inc. of Germantown, Tennessee. Earlier this year, the company completed its purchase of Heritage Financial Holding Corporation of Decatur, Alabama.

The acquisitions propelled the company into new, affluent and growing markets in and around Nashville, Memphis, Germantown and Collierville, Tennessee and Huntsville and Birmingham, Alabama. The company has more than $2.2 billion in assets, up nearly 60 percent in the past year, and operates 59 community banks, insurance and financial services offices in 36 cities in Alabama, Tennessee and Mississippi.

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